EXHIBIT 4.1

SUPPLEMENTAL INDENTURE
Supplemental Indenture (this “Supplemental Indenture”), dated as of May 25, 2016, among EPT Aliso Viejo, Inc., a Delaware corporation, EPT Davie, Inc., a Delaware corporation, EPT Hurst, Inc., a Delaware corporation, EPT Mesa, Inc., a Delaware corporation, EPT Concord II, LLC, a Delaware limited liability company, Adelaar Developer, LLC, a Delaware limited liability company, and EPR Karting, LLC, a Delaware limited liability company (each, a “Guaranteeing Subsidiary” and, collectively, the "Guaranteeing Subsidiaries"), EPR Properties, a Maryland real estate investment trust formerly known as Entertainment Properties Trust (the “Issuer”), the other Guarantors (as defined in the Indenture referred to below), and UMB Bank, n.a., as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture, dated as of June 30, 2010, as supplemented by supplemental indentures dated as of October 13, 2011, October 11, 2012, July 23, 2013, March 26, 2014, April 24, 2015 and September 28, 2015 (as so supplemented, the “Indenture”), providing for the issuance of 7.750% Senior Notes due 2020 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall unconditionally guarantee all of the Issuer’s Obligations (as defined in the Indenture) under the Notes and the Indenture on the terms and conditions set forth herein (the “Notes Guarantee”); and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiaries and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1.    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.    Agreement to Guarantee. The Guaranteeing Subsidiaries hereby agree as follows:
(a)    Subject to Article 10 of the Indenture, the Guaranteeing Subsidiaries hereby, jointly and severally with all other Guarantors, unconditionally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:
(i)    the principal of, and premium, if any, and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and
(ii)    in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.
(b)    The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor, other than payment in full of all Obligations under the Notes.
(c)    The following is hereby waived: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever.
(d)    This Notes Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and the Indenture, and each Guaranteeing Subsidiary accepts all obligations of a Guarantor under the Indenture.
(e)    If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors, or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid by either to the Trustee or such Holder, this Notes Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.
(f)    The Guaranteeing Subsidiaries shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.
(g)    As between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this Notes Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Notes Guarantee.
(h)    The Guarantors shall have the right to seek contribution from any nonpaying Guarantor so long as the exercise of such right does not impair the rights of the Holders under this Notes Guarantee.
(i)    In accordance with Section 10.02 of the Indenture, after giving effect to any maximum amount and all other contingent and fixed liabilities that are relevant under any applicable Bankruptcy Law or fraudulent conveyance law, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article 10 of the Indenture, this Notes Guarantee shall be limited to the maximum amount permissible such that the obligations of such Guarantor under this Notes Guarantee will not constitute a fraudulent transfer or conveyance.
3.    Guaranteeing Subsidiaries may Consolidate, etc., on Certain Terms.
(a)    No Guaranteeing Subsidiary may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guaranteeing Subsidiary is the surviving Person) another Person, other than the Issuer or another Guarantor unless:
(i)    immediately after giving effect to such transaction, no Default or Event of Default exists; and

(ii)    subject to Section 10.05 of the Indenture, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all of the obligations of such Guaranteeing Subsidiary under the Indenture and this Notes Guarantee pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee.
(b)    In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of this Notes Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Guaranteeing Subsidiary, such successor Person shall succeed to and be substituted for the Guaranteeing Subsidiary with the same effect as if it had been named herein as a Guaranteeing Subsidiary. Such successor Person thereupon may cause to be signed any or all of the Notes Guarantees to be endorsed upon all of the Notes issuable under the Indenture which theretofore shall not have been signed by the Issuer and delivered to the Trustee. All the Notes Guarantees so issued shall in all respects have the same legal rank and benefit under the Indenture as the Notes Guarantees theretofore and thereafter issued in accordance with the terms of the Indenture as though all of such Notes Guarantees had been issued at the date of the execution hereof.
(c)    Except as set forth in Articles 4 and 5 and Section 10.04 of the Indenture, and notwithstanding clauses (a) and (b) above, nothing contained in the Indenture or in any of the Notes shall prevent any consolidation or merger of a Guaranteeing Subsidiary with or into the Issuer or another Guarantor, or shall prevent any sale or conveyance of the property of a Guaranteeing Subsidiary as an entirety or substantially as an entirety to the Issuer or another Guarantor.
4.    Releases.
(a)    The Notes Guarantee of a Guaranteeing Subsidiary shall be released, and any Person acquiring assets (including by way of merger or consolidation) or Capital Stock of a Guaranteeing Subsidiary under those circumstances specified in Section 10.05 of the Indenture shall not be required to assume the obligations of such Guaranteeing Subsidiary. Upon delivery by the Issuer to the Trustee of an Officers’ Certificate and an Opinion of Counsel stating that the provisions of Section 10.05 of the Indenture have been complied with, the Trustee shall execute any documents reasonably required in order to evidence the release of such Guaranteeing Subsidiary from its obligations under this Notes Guarantee.
(b)    Any Guarantor not released from its obligations under its Notes Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under the Indenture as provided in Article 10 of the Indenture.
5.    No Recourse Against Others. No past, present or future director, officer, employee, incorporator, stockholder, equity holder or agent of a Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Issuer or a Guaranteeing Subsidiary under the Notes, this Notes Guarantee, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.
6.    NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
7.    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
8.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

9.    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries and the Issuer.
[signature on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.
Guaranteeing Subsidiaries:

EPT ALISO VIEJO, INC.
EPT DAVIE, INC.
EPT HURST, INC.
EPT MESA, INC.
EPR KARTING, LLC

By: /s/ Mark A. Peterson
Mark A. Peterson, Vice President

EPT CONCORD II, LLC
ADELAAR DEVELOPER, LLC

By: /s/ Gregory K. Silvers
Gregory K. Silvers, Sole Manager

Issuer:
EPR PROPERTIES, formerly known as Entertainment Properties Trust
By:    /s/ Mark A. Peterson
Mark A. Peterson, Executive Vice President

Existing Guarantors:

30 WEST PERSHING, LLC
EPT DOWNREIT II, Inc.
EPT HUNTSVILLE, INC.
MEGAPLEX FOUR, INC.
WESTCOL CENTER, LLC
EPT MELBOURNE, INC.
EDUCATION CAPITAL SOLUTIONS, LLC
EPR HIALEAH, INC.
EPT 909, INC.
EPT KALAMAZOO, INC.
EPT MAD RIVER, INC.
EPT MOUNT SNOW, INC.
EPT NINETEEN, INC.
EPT SKI PROPERTIES, INC.
EPT WATERPARKS, INC.
MEGAPLEX NINE, INC.
ECS DOUGLAS I, LLC
EPT DALLAS, LLC
EPT FONTANA, LLC
EPT TWIN FALLS, LLC
FLIK, INC.
EPT GULF POINTE, INC.
EPT MESQUITE, INC.
EPT SOUTH BARRINGTON, INC.
EPT OAKVIEW, INC.
ECE I, LLC
EPT CHARLOTTE, LLC
EPT PENSACOLA, INC.
ECE II, LLC
EPR TUSCALOOSA, LLC
EPT BOISE, INC.
EPT DEER VALLEY, INC.
EPT HAMILTON, INC.
EPT LITTLE ROCK, INC.
EPT POMPANO, INC.
EPT RALEIGH THEATRES, INC.

By:    /s/ Mark A. Peterson
Mark A. Peterson, Vice President
CANTERA 30 THEATRE, L.P.
By:    Cantera 30, Inc., its general partner

By:    /s/ Mark A. Peterson
Mark A. Peterson, Vice President

TAMPA VETERANS 24, L.P.
By:    Tampa Veterans 24, Inc., its general partner
By:    /s/ Mark A. Peterson
Mark A. Peterson, Vice President
NEW ROC ASSOCIATES, L.P.
By:    EPT New Roc GP, Inc., its general partner
By:    /s/ Mark A. Peterson
Mark A. Peterson, Vice President

EPR NORTH US LP

By:    EPR North US GP Trust, its general partner

By: /s/ Gregory K. Silvers
Gregory K. Silvers, Trustee

BURBANK VILLAGE, L.P.

By:    Burbank Village, Inc., its general partner

By: /s/ Mark A. Peterson
Mark A. Peterson, Vice President

Trustee:
UMB BANK, N.A., as Trustee

By: /s/ Anthony P. Hawkins
Anthony P. Hawkins, Vice President